List of Subsidiaries
                          of Obsidian Enterprises, Inc.

1.   Pyramid Coach, Inc.

2.   Obsidian Leasing, Inc.

3.   U.S. Rubber Reclaiming, Inc.

4.   United Expressline, Inc.

5.   Danzer Industries, Inc.